Exhibit 10.23

JAMES RIVER GROUP HOLDINGS, LTD.
SHORT-TERM INCENTIVE PLAN
(Effective January 1, 2022)
ARTICLE I. INTRODUCTION
1.1.    Purpose. The purposes of the James River Group Holdings, Ltd. Short-Term Incentive Plan (the “Plan”), as set forth herein, are to allow the Company the opportunity to provide incentives to designated key employees to achieve certain performance targets and to link further executive compensation to shareholder results by rewarding competitive and superior performance. In furtherance of those purposes, the Plan is designed to provide short-term incentive compensation to eligible participants, the amount, if any, of which is dependent on the degree of attainment of certain performance goals of the Company over a Performance Period (as defined herein), unless earlier terminated in accordance with the provisions of the Plan.
1.2    Overview. Each award contemplated by the Plan will be comprised of both quantitative and qualitative Performance Criteria (as defined below) and, to the extent earned and vested, will be settled in cash or cash equivalents promptly following the end of a Performance Period.
1.3    Effective Date. This Plan is effective as of January 1, 2022; was approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on July 26, 2022 and by the Board of Directors of the Company (the “Board”) on July 26, 2022; and amended upon the approval of the Committee on February 16, 2023.
ARTICLE II. DEFINITIONS
Wherever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following words and phrases shall, when used herein, have the meanings set forth below:
2.1    “Affiliate” means any corporation that is a Subsidiary of the Company, any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary owns an equity interest.
2.2    “Award” means an award to a Participant to be settled in cash or cash equivalents, subject to being earned and becoming vested, as provided herein.
2.3    “Board” means the Board of Director of the Company or, if applicable, the governing body of any successor entity.
2.4    “Cause” means, except as otherwise provided in an Award or in a Participant’s employment agreement with the Company having the same or similar term in which event such other meaning shall control for Plan purposes, (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or fiduciary breach with respect to the Company or an Affiliate, (b) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates, (c) gross negligence or willful misconduct with respect to the Company or an Affiliate, (d) the material failure to perform duties, or (e) violation of state or federal securities laws.

2.5    “Change in Control” means, except as otherwise provided in an Award in which event such other meaning shall control for Plan purposes, any of the following: (a) the purchase or other acquisition (other than from the Company), in a single transaction or series of related transactions, by any person, entity, or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; (b) consummation of a reorganization, merger, amalgamation, or consolidation involving the Company, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, amalgamation, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated, or consolidated corporation’s then-outstanding voting securities; or (c) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company. Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of the Company, such date shall be the date on which the Company shall commence such liquidation or dissolution.
2.6    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations or subregulatory guidance promulgated thereunder.
2.7    “Committee” means the Compensation Committee of the Board of Director of the Company or, if applicable, the governing body, or portion thereof, of any successor entity.
2.8    “Company” means James River Group Holdings, Ltd., an exempted company registered under the laws of Bermuda, or any successor to all or substantially all of its businesses by merger, amalgamation, consolidation, purchase of assets, or otherwise.
2.9    “Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Company employees. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.
2.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all pertinent regulations, rules, and other less formal guidance promulgated thereunder.

2.11    “Good Reason” means, except as otherwise provided in an Award or in a Participant’s employment agreement with the Company having the same or similar term in which event such other meaning shall control for Plan purposes, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days after the Participant’s knowledge of the applicable circumstances): (a) any material, adverse change in the Participant’s duties, responsibilities, authority, status, or reporting structure; (b) a material reduction in the Participant’s base salary; or (c) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles; provided that, in each case, the Company has failed to cure the circumstance and the Participant actually terminates his or her employment within thirty (30) days following the Company’s thirty (30)-day cure period specified herein.
2.12    “Participant” means each of the individuals designated as eligible for participation in the Plan prior to or during a Performance Period in written resolutions or minutes approved and adopted by the Board upon the recommendation of the Committee.
2.13    “Performance Period” means a calendar year beginning on or after January 1, 2022.
2.14    “Retirement Age” the age at which a Participant may be eligible for an Award amount despite a failure to satisfy the Service Condition due to an earlier Separation from Service. The Retirement Age for each Participant shall be the attainment of (i) a minimum of five whole years of employment with the Company, (ii) at least age 50 and (iii) a combined age and whole years of employment with the Company that equals or exceeds 65; provided, however, the Committee in its discretion may establish an earlier retirement age for any Participant by communicating in writing that decision to the Participant.
2.15    “Separation from Service” means a termination of a Participant’s employment relationship with the Company where either (a) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (b) the level of bona fide services the Participant performs for the Service Recipient after a given date permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months) that, in either case, constitutes a “separation from service” within the meaning of Code Section 409A.
2.16    “Service Condition” means, except as provided in Article IV, the precondition to the settlement of any Award requiring a Participant to remain in a material service relationship with the Company through the date the Award is settled.
2.17    “Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

ARTICLE III. ELIGIBILITY, PARTICIPATION AND ADMINISTRATION
3.1    Eligibility. Each individual identified as a Participant pursuant to Section 2.12 shall be a Participant in the Plan for a particular Performance Period. Each Participant shall be provided with notice of his or her eligibility and the terms of the incentive opportunity in such manner as the Committee deems suitable. If an individual becomes a Participant after the first day of the Performance Period pursuant to Section 2.12, unless otherwise specified by the Committee, the Award for any such Participant shall be prorated in the proportion that the number of days the Participant is employed by the Company in his or her eligible position during the Performance Period bears to the number of days in the Performance Period. Once an individual becomes a Participant in the Plan, the Participant shall remain a Participant until the earlier of (a) the date the Committee determines that the Award will not result in any payout, whether by reason of the failure to achieve any of the applicable Performance Criteria (as defined below) at threshold levels, a failure to satisfy the Service Condition, or the early termination of the Plan pursuant to Section 5.9; or (b) the date the Award is settled after it becomes vested and the Committee has determined the extent to which it has been earned.
3.2    Administration. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine whether any otherwise qualifying individual becomes a Participant after the first day of a Performance Period. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the form of Awards, and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Subject to the approval or ratification of the Board, the Committee’s decisions are final and binding on all Participants and any other interested parties. No member of the Committee shall be subject to individual liability with respect to the Plan or any Awards thereunder.
ARTICLE IV. AWARDS
4.1    Award Opportunity. For each Participant, the Award opportunity shall measure one or more performance criteria as set forth in Appendix 1 and the strategic initiatives (collectively, the “Performance Criteria”) adopted in the written resolutions or minutes approved and adopted by the Board upon the recommendation of the Committee (the “Adopted Resolutions”). Measurement of the achievement of the Performance Criteria and the amount payable shall be determined in accordance with the Adopted Resolutions.
The Committee is authorized, in its sole discretion, to adjust or modify the calculation of any performance criterion in connection with any one or more of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual or other periodic report to shareholders; acquisitions or divestitures; any other specific unusual or nonrecurring events or objectively determinable category thereof; and/or a change in the Company’s fiscal year.

Upon or following completion of the Performance Period, the degree of achievement of the Performance Criteria shall be determined by the Committee in its discretion though guided by such relevant factual information as may then be available. In evaluating any qualitative Performance Criteria applicable to a Participant, the Committee may consult with those individuals with personal knowledge of the Participant’s performance.
Notwithstanding the foregoing, the Committee’s determinations of the extent to which Awards are payable shall be subject to the approval of the Board.
4.2    Eligibility for, Timing and Form of Payment of Award. Except as provided in Sections 4.3 and 4.4, the Participant must achieve at least the threshold level of performance for at least one of the performance criterion for the Performance Period and satisfy the Service Condition to receive any payout that might otherwise be due on account of the level of achievement of the Performance Criteria. Except as provided in Sections 4.3, the cash value of any Award, as determined by the Committee in its sole discretion, that becomes payable shall be paid in the calendar year following the Performance Period, but no later than March 15th of such calendar year. The Award of a Participant who experiences a Separation from Service prior to the date an otherwise earned Award is settled shall be forfeited, except as provided in Sections 4.3 and 4.4. A period of an approved leave of absence shall not affect a Participant’s ability to satisfy the Service Condition.
4.3    Qualifying Termination Prior to Settlement.
(a)    If prior to the settlement of Awards for a Performance Period, a Participant experiences a Separation from Service due to (i) the Participant’s involuntary termination of employment without Cause by the Company or the Company’s election not to renew the term of any employment agreement then in effect between the Company and Participant, (ii) the Participant’s resignation with Good Reason, or (iii) the Participant’s attainment of his or her Retirement Age, the Participant shall be eligible to receive an Award despite the failure to satisfy the Service Condition, which Award shall be paid when Awards are otherwise settled in accordance with Section 4.2. Despite the waiver of the Service Condition, the Award shall be payable only if and to the extent the Performance Criteria are achieved measured as of the last day of the Performance Period and determined pursuant to Section 4.1 and the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the effective date of the Participant’s Separation from Service bears to 365. Notwithstanding the foregoing, if the Participant is party to an employment agreement with the Company at the time of his or her Separation from Service prior to the settlement of Awards, the terms of such employment agreement shall govern whether, the extent to which, and when his or her Award shall be payable, to the extent specifically provided therein.
(b)    If prior to the settlement of Awards for a Performance Period, a Participant experiences a Separation from Service due to death or Disability, the Participant (or his or her estate, in the event of death) shall receive an Award despite the failure to satisfy the Service Condition. The Award shall be payable within thirty (30) days following the Separation from Service and determined based on an assumed achievement of all Performance Criteria at “target” levels. If the Participant’s death or Disability occurs prior to expiration of the Performance Period, the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the effective date of the Participant’s Separation from Service bears to 365. Notwithstanding the foregoing, if the Participant is party to an employment agreement with the Company at the time of his or her Separation from Service prior to the settlement of Awards, the terms of such employment agreement shall govern whether, the extent to which, and when his or her Award shall be payable, to the extent specifically provided therein.

4.4.    Change in Control Prior to Expiration of the Performance Period. Subject to any earlier termination of the Plan pursuant to Section 5.9, if a Change in Control occurs prior to the settlement of Awards and before a Participant has experienced a Separation from Service and subsequently (a) the Participant is involuntarily terminated without Cause by the Company or as a result of the Company’s election not to renew the term of any employment agreement then in effect between the Company and Participant, or (b) the Participant resigns with Good Reason prior to such payout, then the Participant shall remain entitled to a payout on the date Awards are otherwise settled in accordance with Section 4.2 based on the degree of achievement of the Performance Criteria measured as of the last day of the Performance Period and determined pursuant to Section 4.1 and, if the Separation from Service occurs prior to the expiration of the Performance Period, the Award shall be prorated in the proportion that the number of days elapsed from the beginning of the Performance Period through the effective date of the Separation from Service bears to 365. If a Participant has experienced a type of Separation from Service contemplated by Section 4.3 prior to the Change in Control, the provisions of Section 4.3 shall govern the treatment of the Participant’s Award rather than this Section 4.4, unless the Committee determines otherwise.
ARTICLE V. MISCELLANEOUS
5.1    Clawback and Noncompete. Notwithstanding any other provisions of this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement or otherwise. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to any noncompete and nonsolicitation provisions under any agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when a Participant becomes an employee, agent or principal of a competitor without the express written consent of the Company. The actions permitted to be taken by the Committee under this Section is in addition to, and not in lieu of, any and all other rights of the Committee and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.
5.2    Withholding; Offset. The Company shall deduct from any payment, or otherwise collect from the Participant, any taxes required to be withheld by federal, state, or local governments in connection with any Award. No opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Award. If at any time prior to any payment a Participant is indebted to the Company, by accepting the Award, a Participant grants the Company the right to offset against the payment amount the amount of the Participant’s indebtedness, but only to the extent such offset is permissible under and would not trigger adverse tax consequences under Code Section 409A.
5.3    Restrictions on Transfer. Except for payout due to the Participant’s estate as a result of the Participant’s death as contemplated by Section 4.3(b), no Participant shall have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title, or interest in or to an Award until such date as, and only to the extent that, cash or cash equivalents have been paid in settlement of the Award. Any such disposition not made in accordance with this Plan shall be deemed null and void.
5.4    Successors. This Plan shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

5.5    Notice. Except as otherwise specified herein, all notices and other communications under this Plan to a Participant shall be in writing and shall be deemed to have been given if personally delivered or if sent by U.S. mail to the last known address of the Participant as shown by the Company’s personnel records. Notwithstanding the foregoing, by accepting an Award, a Participant hereby consents to the delivery of information via electronic delivery.
5.6    Severability. In the event that any one or more of the provisions or portion thereof contained in this Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Plan, and this Plan shall be construed as if the invalid, illegal, or unenforceable provision or portion thereof had never been contained herein.
5.7    No Right to Continued Retention. Neither the establishment of the Plan nor the grant of an Award hereunder shall be construed as giving any Participant the right to continued service with the Company.
5.8    Interpretation and Code Section 409A. Section headings used herein are for convenience of reference only and shall not be considered in construing this Plan. Sections 1.1 and 1.2 are intended to introduce and summarize the Plan only and shall not apply for purposes of determining a Participant’s rights under the Plan. Awards under the Plan are intended to be exempt from Section 409A of the Code as “short-term deferrals” within the meaning of the Treasury Regulations under Section 409A, but in any event Awards under the Plan are payable on a specified date or upon a Change in Control in compliance with Section 409A, and the Plan shall be interpreted in a manner to be exempt from or otherwise in compliance with Section 409A. Notwithstanding anything herein to the contrary, to the extent applicable, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, and to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, no portion of any payments hereunder shall be distributed on account of a Separation from Service before the earlier of: (a) the date which is six months following the date of the Participant’s Separation from Service, or (b) the date of death of the Participant. Amounts that would have been paid during the delay will be paid on the first business day following the six month delay.
5.9    Amendment and Termination of the Plan. The Committee reserves the right to amend or terminate the Plan at any time, provided that no amendment or termination (a) shall deprive a Participant of any Award that is earned up to the date of the amendment or termination, or (b) shall result in the acceleration of any Award payable under the Plan if such acceleration would result in any Participants incurring a tax under Section 409A of the Code.
5.10    Expenses; Funding. All expenses of the Company with respect to the Plan shall be paid by the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, the Participant’s estate, or any other person. To the extent that a Participant or the Participant’s estate acquires a right to receive a payment under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

5.11    Governing Laws. This Plan shall be construed and enforced in accordance with the internal laws of New York, except for those matters subject to The Companies Act, 1981 of Bermuda (as amended), which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly, and by applicable provision of federal tax law.

Appendix 1
Performance Criteria
The Award shall consist of the following three equally weighted performance criteria for the Performance Period: (a) Adjusted Company Combined Ratio and, where applicable, Adjusted Segment Combined Ratio; (b) Adjusted EBIT; and (c) successful pursuit, as determined by the Committee, of the strategic initiatives identified in the written resolutions or minutes approved and adopted by the Board upon the recommendation of the Committee (the “Adopted Resolutions”).
For each Participant who is a business segment leader or whose responsibilities are primarily focused on a business segment (as determined by the Committee), the only variation in the Award opportunity from the methodology described above is that the combined ratio performance criterion is determined measuring both the Adjusted Company Combined Ratio and the Adjusted Segment Combined Ratio of the business segment led by that Participant or for which the Participant primarily focuses his or her responsibilities, as determined for the Performance Period in the manner described in the Adopted Resolutions, and apportioning one-half of the weighting attributable to that performance criterion equally between each result.
For purposes of making computations pursuant the Adopted Resolutions, the following rules apply: (1) only the highest level attained under each performance criterion, as determined by the Committee, is credited towards the amount payable under an Award; (2) for the combined ratio(s) and Adjusted EBIT Performance Criteria, the level of performance achieved between threshold and maximum levels shall be determined by linear interpolation; (3) attainment of a performance level above each maximum level indicated does not increase the payout amount; and (4) the payout at each level, as indicated in the Adopted Resolutions, is apportioned equally among the three Performance Criteria.
For purposes of the Plan, the following terms used in the Plan have the following meanings:
“Adjusted EBIT” means net income of the Company before income taxes and interest and excluding the portion of favorable or unfavorable prior year reserve development for which the Company’s subsidiaries ceded the risk under retroactive reinsurance agreements and related changes in the amortization of the deferred gain.
“Adjusted Company Combined Ratio” means the combined ratio of the Company reporting on a consolidated basis, calculated prior to the effect of favorable or unfavorable prior year reserve development for which the Company’s subsidiaries ceded the risk under retroactive reinsurance agreements and the related changes in the amortization of the deferred gain.
“Adjusted Segment Combined Ratio” means, for each of the Company’s business segments, the combined ratio calculated prior to the effect of favorable or unfavorable prior year reserve development for which the segment ceded the risk under retroactive reinsurance agreements, if any, and the related changes in the amortization of the deferred gain.